Dendreon Reports Third Quarter 2008 Financial Results

SEATTLE, November 7, 2008 – Dendreon Corporation (Nasdaq: DNDN) today reported results for the quarter ended September 30, 2008. Revenue for the third quarter of 2008 was $26,000 compared to $112,000 for the quarter ended September 30, 2007. Revenue for the nine months ended September 30, 2008 was $83,000 compared to $715,000 for the nine months ended September 30, 2007.

Dendreon's total operating expenses for the third quarter of 2008 were $17.3 million compared to $19.8 million in 2007.  Dendreon's total operating expenses for the nine months ended September 30, 2008 were $55.1 million compared to $75.2 million for the same period in 2007.

The net loss for the quarter ended September 30, 2008 was $26.8 million, or $0.29 per share, compared to a net loss of $19.2 million, or $0.23 per share, for the quarter ended September 30, 2007.  The net loss for the nine months ended September 30, 2008 was $62.8 million, or $0.71 per share, compared to $72.3 million, or $0.88 per share for the nine months ended September 30, 2007.  Included in our net loss for the three and nine months ended September 30, 2008 was a non-cash charge of $9.1 million and $6.8 million, respectively, to other expense.  This represents an increase in the fair value of the warrants issued in connection with our April 3, 2008 common stock offering, which has been recorded as a liability.

Cash, cash equivalents and short-term and long-term investments at September 30, 2008 totaled $106.6 million compared to $120.6 million at December 31, 2007.  Additionally, subsequent to September 30, 2008, the Company received net proceeds of $19.8 million relating to a draw down on the Company’s equity line of credit with Azimuth Opportunity Ltd.

Recent Highlights:
•
Completed the planned interim analysis of the Phase 3, randomized, double-blind, placebo-controlled IMPACT (IMmunotherapy for Prostate AdenoCarcinoma Treatment, also known as D9902B) clinical trial designed to assess the safety and efficacy of the investigational active cellular immunotherapy PROVENGE® (sipuleucel-T) in men with metastatic androgen-independent prostate cancer.  While Dendreon remains blinded to the data, the independent data monitoring committee (IDMC) reported to Dendreon a 20 percent reduction in the risk of death in the PROVENGE arm relative to placebo (Hazard Ratio= 0.80; 95% Confidence Interval [0.610-1.051]) .  The IDMC observed no safety concerns and recommended that the study continue to its final analysis, which is expected to be completed in mid-2009.

•
Presented preclinical data on the Company’s lead small molecule candidate, D-3263, which targets Trp-p8 (a transmembrane cation channel protein also known as Trp-M8), supporting Trp-p8 as a therapeutic cancer target. Dendreon plans to file an Investigational New Drug (IND) application later this year with the U.S. Food and Drug Administration (FDA) to evaluate D-3263 in a Phase 1 dose escalation study in cancer.

•	Initiated a Phase 2 trial of PROVENGE called ProACT (PROstate Active Cellular Therapy) or P07-2. The multicenter trial is enrolling 120 patients with metastatic, androgen independent prostate cancer.
•
Initiated a Phase 2 trial of PROVENGE in men with localized prostate cancer who are scheduled to undergo a radical prostatectomy.  The single-center trial called NeoACT (NEOadjuvant Active Cellular immunoTherapy), or P07-1, which is being conducted at UCSF Helen Diller Family Comprehensive Cancer Center, is enrolling approximately 40 patients.

•
In lieu of Dendreon's regularly scheduled quarterly conference call, the Company will present at two upcoming investor conferences that will be webcast.  Both conferences will occur later this month and include:

o	Rodman & Renshaw 10th Annual Healthcare Conference
o	Lazard Capital Markets 5th Annual Healthcare Conference

“The interim analysis of our Phase 3 IMPACT trial was an important milestone for us.  We were encouraged to see a 20 percent reduction in the risk of death in the PROVENGE arm versus placebo at the time of this analysis in a patient population that currently has few appealing treatment options available,” stated Mitchell H. Gold, M.D., president and chief executive officer of Dendreon Corporation.  “Importantly, the results from this interim analysis are consistent with those from our previous Phase 3 studies at a similar follow-up time, and we are looking forward to the final analysis of the IMPACT trial in the middle of next year.”

About Dendreon
Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development and commercialization of novel therapeutics. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy product candidates designed to stimulate an immune response. Dendreon is also developing an orally-available small molecule that targets Trp-p8 that could be applicable to multiple types of cancer as well as benign prostatic hyperplasia. The Company has its headquarters in Seattle, Washington and is traded on the Nasdaq Global Market under the symbol DNDN. For more information about the Company and its programs, visit www.dendreon.com.

Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties surrounding the efficacy of PROVENGE to treat men suffering from prostate cancer, risks and uncertainties surrounding the presentation of data to the FDA and approval of product applications by the FDA and risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. Factors that may cause such differences include risks related to our limited operating history, risks associated with completing our clinical trials, the risk that the safety and/or efficacy results of existing clinical trials or from additional clinical trials for PROVENGE will not support approval for a biologics license, the risk that the FDA may interpret data differently than we do or require more data or a more rigorous analysis of data than expected, the risk that the FDA will not approve a product for which a biologics license has been applied, the risk that the results of a clinical trial for PROVENGE or other product may not be indicative of results obtained in a later clinical trial, risks that we may lack the financial resources and access to capital to fund required clinical trials or commercialization of PROVENGE, our dependence on the efforts of third parties, and our dependence on intellectual property. Further information on the factors and risks that could affect Dendreon's business, financial condition and results of operations are contained in Dendreon's public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

Contact Information:

Investors:
Jennifer Cook Williams
Investor Relations
Dendreon Corporation
206-829-1500

DENDREON CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007

Revenue	$ 26	$ 112	$ 83	$ 715

Operating expenses:
Research and development	12,660	13,449	39,331	54,780
General and administrative	4,625	6,364	15,720	20,458
Total operating expenses	17,285	19,813	55,051	75,238
Loss from operations	(17,259)	(19,701)	(54,968)	(74,523)
Interest income	819	2,022	2,907	4,744
Interest expense	(1,218)	(1,551)	(3,995)	(2,534)
Loss from valuation of warrant liability	(9,119)	-	(6,751)	-
Net loss	$ (26,777)	$ (19,230)	$ (62,807)	$ (72,313)

Basic and diluted net loss per share	$ (0.29)	$ (0.23)	$ (0.71)	$ (0.88)

Shares used in computation of basic and
diluted net loss per share	91,723	82,965	88,762	82,356

	September 30,	December 31,
	2008	2007
Balance Sheet Data:
Cash and cash equivalents	$ 61,839	$ 75,721
Short-term investments	35,654	27,115
Long-term investments	9,077	17,739
Total assets	145,144	161,662
Warrant liability	21,313	-
Convertible senior subordinated notes	85,250	85,250
Total stockholders' equity	13,579	40,377